Exhibit 4.5

Rules of the CRH plc

2014 Deferred Share Bonus Plan

Adopted by the Board on 28 February 2014 (as amended on 07 May 2015 and 08 December 2015)

Expiry date 28 February 2024

Contents

1	DEFINITIONS AND INTERPRETATION	1

2	GRANT OF AWARDS	3

3	RESTRICTIONS ON TRANSFER AND BANKRUPTCY	3

4	DIVIDEND EQUIVALENTS	3

5	REDUCTION FOR MALUS	4

6	VESTING AND EXERCISE	4

7	TAXATION AND REGULATORY ISSUES	4

8	CASH EQUIVALENT	5

9	CESSATION OF EMPLOYMENT	5

10	CORPORATE EVENTS	6

11	ADJUSTMENTS	7

12	AMENDMENTS	7

13	LEGAL ENTITLEMENT	8

14	GENERAL	8

SCHEDULE 1		10

1	CASH AWARDS	10

SCHEDULE 2		11

US PARTICIPANTS – AWARDS WITHIN THE SHORT TERM DEFERRAL EXEMPTION		11

1	DEFINITIONS AND INTERPRETATION	11

2	GRANT OF AWARDS	11

3	VESTING AND EXERCISE	11

4	CASH EQUIVALENT	11

5	CESSATION OF EMPLOYMENT	11

6	AMENDMENTS	12

7	CASH AWARDS	12

SCHEDULE 3		13

US PARTICIPANTS – AWARDS THAT ARE COMPLIANT WITH SECTION 409A		13

1	DEFINITIONS AND INTERPRETATION	13

2	FORM AND GRANT OF AWARDS	13

3	TAXATION AND REGULATORY ISSUES	13

5	CESSATION OF EMPLOYMENT	14

7	AMENDMENTS	15

THE CRH PLC 2014 DEFERRED SHARE BONUS PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Award”	a Conditional Award or a Nil-Cost Option;

“Board”	subject to rule 10.8, the board of the Company or any duly authorised committee of the board;

“Bonus”	the bonus payable (if any) on a deferred basis to an Eligible Employee pursuant to a Bonus Plan;

“Bonus Plan”	an annual bonus plan operated by any Group Member;

“Company”	CRH plc registered in Ireland under No. 12965;

“Conditional Award”	a conditional right to acquire Shares in accordance with the rules of the Plan with no Exercise Period;

“Control”	the meaning given by section 432 of Part 13, Chapter 1 of TCA 1997;

“Dealing Day”	any day on which the London Stock Exchange is open for business;

“Dealing Restrictions”	restrictions imposed by the Company’s share dealing code, the Listing Rules or any applicable laws or regulations which impose restrictions on share dealing;

“Deferred Bonus”	the amount of Bonus which is to be delivered in the form of an Award under rule 2, which will be determined by the Board, in its absolute discretion;

“Eligible Employee”	an employee (including an executive director) of the Company or any of its Subsidiaries;

“Exercise Period”	the period during which a Nil-Cost Option may be exercised;

“Financial Year”	a financial year of the Company within the meaning of [section 390 of the Companies Act 2006];

“Grant Date”	the date on which an Award is granted;

“Grant Period”

the period of 42 days commencing on:

i)   the day on which the Plan is approved by the Board;

ii)  the Dealing Day after the day on which the Company makes an announcement of its results for any period; or

iii)   any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards;

unless the Company is restricted from granting Awards under the Plan during the periods specified above as a result of any Dealing Restrictions, in which case the relevant Grant Period will be 42 days commencing on the Dealing Day after such Dealing Restrictions are lifted;

“Group Member”	the Company, or any Subsidiary of the Company, any company which is (within the meaning of section 155 of the Companies Act 1963) the Company’s holding company or a Subsidiary of the Company’s holding company and “Group” will be construed accordingly;

“Internal Reorganisation”	where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Listing Rules”	the UKLA’s listing rules, as amended from time to time;

“Nil-Cost Option”	a right granted under seal to acquire Shares in accordance with the terms of the Plan during an Exercise Period on the basis that the exercise of such right shall be without cost to the Participant;

“Normal Vesting Date”	the date on which an Award will normally Vest, which will be the third anniversary of the Grant Date (or such other date determined by the Board);

“Participant”	any person who holds an Award or following his death, his personal representatives;

“Plan”	the CRH plc 2014 Deferred Share Bonus Plan in its present form or as from time to time amended;

“Share”	a fully paid ordinary share in the capital of the Company;

“Subsidiary”	the meaning given by section 155 of the Companies Act 1963;

“Tax Liability”	any tax or social security contributions liability in connection with an Award for which the Participant is liable and for which any Group Member or former Group Member is obliged to account to any relevant authority;

“TCA”	the Taxes Consolidation Act 1997;

“Trustee”	the trustee or trustees for the time being of any employee benefit trust, the beneficiaries of which include Eligible Employees;

“UKLA”	the United Kingdom Listing Authority (or other relevant authority);

“Vest”

i)   in relation to a Conditional Award, the point at which a Participant becomes entitled to receive the Shares; and

ii)  in relation to a Nil-Cost Option, the point at which it becomes capable of exercise,

and “Vesting” and “Vested” will be construed accordingly.

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa; and

1.2.3	the masculine include the feminine and vice versa.

1.3	Headings do not form part of the Plan.

2	GRANT OF AWARDS

2.1

Subject to rule 2.2 and 2.3, during a Grant Period, the Board may grant an Award to an Eligible Employee in its absolute discretion subject to the rules of the Plan and upon such additional terms as the Board may determine.

2.2

The grant of an Award will be subject to obtaining any approval or consent required by the UKLA (or other relevant authority), any Dealing Restrictions and any other applicable laws or regulations in any jurisdiction.

2.3

An Award may only be granted to an Eligible Employee who has become eligible for a Bonus under a Bonus Plan for the Financial Year immediately preceding the Financial Year in which the Grant Date occurs.

2.4

An Award will be granted over such number of Shares as have a market value (as determined by the Board) equal to the Deferred Bonus (having allowed for any rounding down necessary to equate to the nearest whole Share). Such market value shall be determined by the Board and shall be derived from calculating the average share price for a Share for the period between 1 October and 31 December in the year prior to the Grant Date.

2.5	To the extent any Award exceeds the limit in rule 2.4 it will be scaled back accordingly.

2.6	Awards will be granted in such manner as determined by the Board and as soon as practicable after the Grant Date, Participants must be notified of the terms of their Award.

2.7	No Award may be granted under the Plan after the tenth anniversary of its adoption by the Board.

2.8	No new Shares may be issued and no Shares may be transferred out of treasury for the purposes of the Plan.

3	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

3.1

An Award must not be transferred, assigned, charged or otherwise disposed of in any way (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so.

3.2	An Award will lapse immediately if the Participant is declared bankrupt.

4	DIVIDEND EQUIVALENTS

4.1	The Board may:

4.1.1

grant an Award on the basis that the number of Shares to which the Award relates will be increased by deeming some or all dividends (excluding special dividends, unless the Board determines otherwise) paid on Shares in respect of which the Award Vests from the Grant Date until the date of Vesting to have been reinvested in the purchase of additional Shares on such terms (including the deemed purchase price(s) and whether the dividend tax credit is included or excluded) as the Board will determine; or

4.1.2

determine at any time that a Participant will be entitled to a benefit calculated by reference to the value of some or all of the dividends (excluding special dividends, unless the Board determines otherwise) that would have been paid on Shares in respect of which the Award Vests from the Grant Date until the date of Vesting and the Board will determine if the benefit will be delivered in the form of cash or Shares.

5	REDUCTION FOR MALUS

5.1	Notwithstanding any other rule of the Plan, the Board may, in its absolute discretion, determine at any time prior to the Vesting of an Award to:

5.1.1	reduce the number of Shares to which an Award relates;

5.1.2	cancel an Award; or

5.1.3	impose further conditions on an Award;

in circumstances in which the Board considers such action is appropriate.

5.2	Such circumstances include, but are not limited to:

5.2.1	a material misstatement of the Company’s audited financial results;

5.2.2	a material failure of risk management by the Company, any Group Member or a relevant business unit;

5.2.3	serious reputational damage to the Company, any Group Member or a relevant business unit as a result of the Participant’s misconduct or otherwise.

5.3	If the Board exercises its discretion in accordance with this rule 5, it will confirm this in writing to each affected Participant and, if necessary, the Trustee.

6	VESTING AND EXERCISE

6.1	Subject to rules 9 and 10 an Award will Vest;

6.1.1	on the Normal Vesting Date; or

6.1.2

if on the Normal Vesting Date (or on any other date on which an Award is due to Vest under rule 9 or 10) a Dealing Restriction applies to the Award, on the date on which such Dealing Restriction lifts; and

a Nil-Cost Option may then be exercised until the seventh anniversary of the Grant Date in such manner as the Board determines, after which time, it will lapse.

6.2

Subject to rules 7 and 8, where a Conditional Award has Vested or a Nil-Cost Option has been exercised, the number of Shares in respect of which the Award has Vested or been exercised together with any additional Shares or cash to which a Participant becomes entitled under rule 4 will be transferred or paid (as applicable) to the Participant within 30 days.

7	TAXATION AND REGULATORY ISSUES

7.1

A Participant will be responsible for and indemnifies each relevant Group Member and the Trustee against any Tax Liability relating to his Award. Any Group Member and/or the Trustee may withhold an amount equal to such Tax Liability from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired subject to the Award to realise an amount equal to the Tax Liability.

7.2

The Vesting of a Conditional Award, the exercise of a Nil-Cost Option and the transfer of Shares under this Plan will be subject to obtaining any approval or consent required by the UKLA (or other relevant authority), any Dealing Restrictions, or any other applicable laws or regulations in any jurisdiction.

8	CASH EQUIVALENT

8.1

Subject to rule 8.2, at any time prior to the date on which an Award has Vested or, in the case of a Nil-Cost Option, has been exercised, the Board may determine that in substitution for his right to acquire some or all of the Shares to which his Award relates, the Participant will instead receive a cash sum. The cash sum will be equal to the market value (as determined by the Board) of that number of the Shares which would otherwise have been issued or transferred and for these purposes:

8.1.1	in the case of a Conditional Award, market value will be determined on the date of Vesting;

8.1.2	in the case of a Nil-Cost Option, market value will be determined on the date of exercise; and

8.1.3

the cash sum will be paid to the Participant within 30 days after the Vesting of the Conditional Award or the exercise of the Nil-Cost Option, net of any deductions (including but not limited to any Tax Liability or similar liabilities) as may be required by law.

8.2	The Board may determine that this rule 8 will not apply to an Award, or any part of it.

9	CESSATION OF EMPLOYMENT

9.1	If a Participant ceases to hold office or employment with a Group Member other than in accordance with rule 9.2 or 9.3, his Award (whether or not Vested) will lapse at that time.

9.2	If a Participant dies:

9.2.1	unless the Board determines otherwise, an Award which has not yet Vested at the date of his death will Vest as soon as practicable thereafter in accordance with rule 9.2.2;

9.2.2

the number of Shares in respect of which an Award Vests pursuant to rule 9.2.1 will be determined by the Board in its discretion. To the extent that an Award does not Vest in full, the remainder will lapse immediately; and

9.2.3	a Nil-Cost Option may then be exercised, subject to rule 10, during the period of 12 months from the date of death (or such other period as the Board may determine), after which time it will lapse.

9.3	If a Participant ceases to hold office or employment with a Group Member as a result of:

9.3.1	ill-health, injury or disability;

9.3.2

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

9.3.3

any other reason at the Board’s discretion, except where a Participant is summarily dismissed, unless the Board determines that an Award will Vest in accordance with rule 9.4, an Award which has not yet Vested as at the date of cessation will continue and Vest, subject to rule 10, on the Normal Vesting Date.

9.4	If the Board determines that an Award will Vest in accordance with this rule 9.4, it will Vest as soon as practicable following the date of cessation.

9.5	The number of Shares in respect of which an Award Vests pursuant to rule 9.3 or 9.4 will be determined by the Board in its discretion.

9.6	A Nil Cost Option may be exercised for a period of six months or such other period as the Board may determine from the date of Vesting, after which time it will lapse.

9.7	For the purposes of the Plan, no person will be treated as ceasing to hold office or employment with a Group Member until that person no longer holds:

9.7.1	an office or employment with any Group Member; or

9.7.2	a right to return to work.

10	CORPORATE EVENTS

10.1

Where any of the events described in rule 10.2 occur, then subject to rules 10.6 and 10.7, all Awards which have not yet Vested will Vest in full at the time of such event unless they Vest earlier in accordance with rule 10.3. Vested Nil-Cost Options will be exercisable for one month from the date of the relevant event, after which all Nil-Cost Options will lapse.

10.2	The events referred to in rule 10.1 are:

10.2.1	General offer

If	any person (either alone or together with any person acting in concert with him);

i)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

ii)	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

10.2.2	Scheme of arrangement

A compromise or arrangement in accordance with section 201 of the Companies Act 1963 for the purposes of a change of Control of the Company which is sanctioned by the Court.

10.3	Loss of corporation tax deduction

If the Board determines that there would be a loss of corporation tax deduction under Part 12 of the Corporation Tax Act 2009 (or any similar legislation or rules in a jurisdiction outside the United Kingdom) if Awards were to Vest on or after an event described in rule 10.2, then the Board may resolve that Awards will Vest on an earlier date.

10.4	Winding-up

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company, the Board will determine whether and to what extent Awards which have not yet Vested will Vest (and lapse as to the remainder).The Board will then also determine the period during which any Vested Nil-Cost Option may be exercised, after which time it will lapse.

10.5	Other events

If the Company is or may be affected by a merger with another company, demerger, delisting, special dividend or other event which in the opinion of the Board, may affect the current or future value of Shares, the Board will determine whether Awards which have not yet Vested will Vest (and lapse as to the remainder).

The Board will then also determine the period during which any Vested Nil-Cost Option may be exercised, after which time it will lapse.

10.6	Exchange

An Award will not Vest under rule 10.1 but will be exchanged on the terms set out in rule 10.7 to the extent that:

10.6.1 an offer to exchange the Award (the “Existing Award”) is made and accepted by a Participant;

10.6.2 there is an Internal Reorganisation; or

10.6.3 the Board decides (before the event) that an Existing Award will be exchanged automatically.

10.7	Exchange terms

If this rule 10.7 applies, the Existing Award will not Vest but will be exchanged in consideration of the grant of a new award which, in the opinion of the Board, is equivalent to the Existing Award, but relates to shares in a different company (whether the acquiring company or a different company).

10.8	Meaning of Board

Any reference to the Board in this rule 10 means the member of the Board immediately prior to the relevant event.

11	ADJUSTMENTS

11.1	The number of Shares subject to an Award may be adjusted in such manner as the Board determines, in the event of:

11.1.1 any variation of the share capital of the Company; or

11.1.2 a merger with another company, demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Board, affect the current or future value of Shares.

12	AMENDMENTS

12.1	Except as described in this rule 12, the Board may at any time amend the rules of the Plan.

12.2	No amendment to the material disadvantage of existing rights of Participants will be made under rule 12.1 unless:

12.2.1 every Participant who may be affected by such amendment has been invited to indicate whether or not he approves the amendment; and

12.2.2 the amendment is approved by a majority of those Participants who have so indicated.

13	LEGAL ENTITLEMENT

13.1

This rule 13 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful. Participation in the Plan is permitted only on the basis that the Eligible Employee accepts all the provisions of these rules, including in particular this rule 13.

13.2

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, his participation in the Plan.

13.3	Awards will not (except as may be required by taxation law) form part of the emoluments of any Participant or count as wages or remuneration for pension or other purposes.

13.4

Nothing in the Plan or its operation will confer on any person any right to continue in employment and neither will it affect the right of any Group Member to terminate the employment of any person without liability at any time (with or without cause) or impose upon the Board or any other person any duty or liability whatsoever in connection with:

13.4.1 the lapsing of an Award pursuant to the Plan;

13.4.2 the failure or refusal to exercise any discretion under the Plan; or

13.4.3 a Participant ceasing to hold office or employment for any reason whatsoever.

13.5

The grant of any Award to a Participant does not create any right for that Participant to be granted any further Awards or to be granted Awards on any particular terms, including the number of Shares to which Awards relate.

13.6	By Participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

13.6.1 any loss of office or employment;

13.6.2 any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

13.6.3 any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

13.6.4 the operation, suspension, termination or amendment of the Plan.

13.7

Each of the provisions of each rule of the Plan is entirely separate and independent from each of the other provisions of each rule. If any provision is found to be invalid then it will be deemed never to have been part of the rules of the Plan and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of the rules of the Plan.

14	GENERAL

14.1

The Plan will terminate upon the date stated in rule 2.7, or at any earlier time by the passing of a resolution by the Board. Termination of the Plan will be without prejudice to the existing rights of Participants.

14.2

By participating in the Plan, a Participant consents to the collection, holding and processing of his personal data by the any Group Member, the Trustee or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of Participant records, providing information to future purchasers of the Company or any business in which the Participant works and to the transfer of information about the Participant to a country or territory outside the European Economic Area or elsewhere.

14.3

The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

14.4

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

14.5

The rules of the Plan are governed by Irish law. The Irish courts will have jurisdiction to settle any dispute in relation to the Plan. The jurisdiction agreement contained in this rule is made for the benefit of the Company only, which accordingly retains the right (i) to bring proceedings in any other court of competent jurisdiction; or (ii) to require any dispute to be settled in accordance with rule 14.6. By accepting the grant of an Award, a Participant is deemed to have agreed to submit to such jurisdiction.

14.6

All disputes in relation to the Plan may be referred by the Company to arbitration pursuant to the provisions of the Arbitration Act 2010 and any Participant so affected will submit to such arbitration.

SCHEDULE 1

1	CASH AWARDS

The rules of the CRH plc 2014 Deferred Share Bonus Plan will apply to a right to receive a cash sum granted under this Schedule 1 (“Cash Award”) as if it was either a Conditional Award (a “Cash Conditional Award”) or a Nil-Cost Option (a “Cash Option”), except as set out in this Schedule 1. Where there is any conflict between the rules of the Plan and this Schedule 1, the terms of this Schedule 1 will prevail.

1.1	Each Cash Conditional Award or Cash Option will relate to a certain number of notional Shares.

1.2

On the Vesting of a Cash Conditional Award or the exercise of a Cash Option the Participant will be entitled to receive a cash sum, calculated by reference to the value of the number of notional Shares to which the Cash Conditional Award or the Cash Option relates, on the following basis:

1.2.1

in the case of a Cash Conditional Award the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Conditional Award relates on the date of Vesting; and

1.2.2	in the case of a Cash Option the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Option relates on the date of exercise.

1.3

The cash sum payable under paragraph 1.2 above will be paid to the Participant as soon as practicable after the Vesting of the Cash Conditional Award or the exercise of the Cash Option, net of any deductions (including, but not limited to, any Tax Liability or similar liabilities) as may be required by law.

1.4	A Cash Conditional Award or Cash Option will not confer any right on the holder to receive Shares or any interest in Shares.

SCHEDULE 2

US PARTICIPANTS – AWARDS WITHIN THE SHORT TERM DEFERRAL EXEMPTION

The rules of the CRH plc 2014 Deferred Bonus Share Plan will apply to Awards held by Participants, who are or who may become, subject to US tax or social security contributions liability in connection with an Award, except as set out in this Schedule 2. Where there is any conflict between the rules of the Plan and this Schedule 2, the terms of this Schedule 2 will prevail.

1	DEFINITIONS AND INTERPRETATION

1.1	An Award granted under this Schedule 2 may only be made in the form of a Conditional Award and the rules of the Plan, as amended by this Schedule 2, will be construed accordingly.

2	GRANT OF AWARDS

2.1	The following new rule 2.8 will be added to rule 2:

“If a Participant becomes subject to any US tax or social security contributions liability in connection with an Award after the Grant Date, any unvested Nil-Cost Options and any unvested Cash Options that he holds at that time will be converted without any further action on the part of the Participant or the Company into Conditional Awards or Cash Conditional Awards, respectively.”

3	VESTING AND EXERCISE

3.1	The following wording in rule 6.2 will be deleted: “within 30 days” and be replaced with “no later than 31 December of the year in which Vesting occurs”.

4	CASH EQUIVALENT

4.1	The following wording in rule 8.1.3 will be deleted: “within 30 days” and be replaced with “no later than 31 December of the year in which Vesting occurs”.

5	CESSATION OF EMPLOYMENT

5.1	The following wording in rule 9.2.1 will be deleted “unless the Board determines otherwise”.

5.2	Rules 9.3 to 9.6 will be deleted and replaced with the following:

9.3	If a Participant ceases to hold office or employment with a Group Member as a result of:

9.31	ill-health, injury or disability;

9.3.2

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

9.3.3	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

his Award will Vest as soon as practicable following the date of cessation.

9.4	The number of Shares in respect of which an Award Vests pursuant to rule 9.3 will be determined by the Board in its discretion.

6	AMENDMENTS

6.1	The following rule 12.3 will be added to rule 12:

“Notwithstanding the provisions of this rule 15, any such amendment will only be effective to the extent that it complies with s.409A of the US Internal Revenue Code of 1986 as amended from time to time.”

7	CASH AWARDS

7.1	The following wording will be added to paragraph 1.3 after the words “Cash Option”:

“(but in any event no later than 31 December in the calendar year in which a Cash Conditional Award Vests)”.

SCHEDULE 3

US PARTICIPANTS – AWARDS THAT ARE COMPLIANT WITH SECTION 409A

The rules of the CRH plc 2014 Deferred Bonus Share Plan will apply to Awards held by Participants who are subject to any US tax or social security contributions liability in connection with an Award at the Grant Date, except as set out in this Schedule 3. This Schedule 3 is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended from time to time (“s.409A”). Where there is any conflict between the rules of the Plan and this Schedule 3, the terms of this Schedule 3 will prevail.

1	DEFINITIONS AND INTERPRETATION

1.1	Except as provided in this Schedule 3, words and phrases in this Schedule 3 shall have the same meaning as in the rules of the Plan.

1.2	In this Schedule 3, the following addition will be made to words and expressions in the rules of the Plan:

“Award Certificate”	a certificate which sets out the terms of an Award;

“Normal Vesting Date”	a date to be determined by the Remuneration Committee, such date to be within the third calendar year after the calendar year in which the Grant Date falls.

“Tax Liability”	an income tax, Federal Insurance Contribution, Medicare liability or any charge or duty which may arise.

2	FORM AND GRANT OF AWARDS

2.1	An Award granted under this Schedule 3 may only be made in the form of a Conditional Award and the rules of the Plan, as amended by this Schedule 3, will be construed accordingly.

2.2	Rule 2.1 will be deleted and replaced with the following:

“2.1

Subject to rule 2.2, during a Grant Period, the Board may grant an Award to an Eligible Employee in its discretion subject to the rules of the Plan and upon such additional terms as the Board may determine provided that such additional terms are consistent with s.409A. However such additional terms cannot amend the requirement that distributions from the Plan must be made no later than 31 December of the year in which the Normal Vesting Date occurs”

2.3	Rule 2.6 will be deleted and replaced with the following.

“2.6	Awards will be granted in such manner determined by the Board and, as soon as practicable after the Grant Date, Participants must be notified of the terms of their Award in an Award Certificate.”

3	TAXATION AND REGULATORY ISSUES

3.1	A new Rule 7.3 will be added as follows:

“7.3

If a Tax Liability arises in relation to an Award granted under this Schedule 3 before that Award would otherwise Vest, that Award shall Vest at that time in respect of such amount of cash or such number of Shares as have a market value (as determined by the Board) as nearly as possible equal to (but not greater than) the amount of that Tax Liability.”

4	CASH EQUIVALENT

4.1	The following wording will be inserted in rule 8.1.3 after “within 30 days after the Vesting of the Conditional Award ”:

“and in any case no later than the date on which the Shares in respect of which the Award was originally granted would have been delivered pursuant to rule 6.2”.

5	CESSATION OF EMPLOYMENT

5.1	Death

The following words will be deleted from rule 9.2.1:

“unless the Board determines otherwise”.

5.2	Cessation of employment

Rule 9.3 will be deleted and replaced with the following wording:

“9.3 If a Participant ceases to hold office or employment with a Group Member as a result of:

5.2.1	ill-health, injury or disability;

5.2.2

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

5.2.3	any other reason, except where:

i)	a Participant ceases to hold office or employment in circumstances in which rule 5.2 applies; or

ii)	a Participant is summarily dismissed

an Award which has not yet Vested as at the date of cessation will continue and Vest, subject to rule 10, on the Normal Vesting Date.”

6	CORPORATE EVENTS

6.1	Rule 10.1 will be deleted and replaced with the following:

“10.1

Where there is a change of ownership or effective control, as provided in IRC s.409A(a)(2)(v), then, subject to rules 10.6 and 10.7, all Awards which have not yet Vested will Vest in full at the time of such event unless they Vest earlier in accordance with rule 10.3.

6.2	Rule 10.2 shall be deleted in its entirety.

6.3	The following words will be added to the end of rule 10.3:

“Where the Board resolves that Awards will Vest on an earlier date pursuant to this rule 10.3, it is the intent that any such resolution will be made such that the Award will Vest in accordance with s.409A provided that no individual tax treatment is guaranteed by the Company or any other Group Member.

6.4	A new rule 10.4A will be inserted as follows:

“10.4 A

Where the Board determines that an Award will Vest pursuant to rule 10.4, it is the intent that any such determination will be made such that the Award will Vest in accordance with s.409A provided that no individual tax treatment is guaranteed by the Company or any other Group Member.”

6.5	A new rule 10.5A will be inserted as follows:

“10.5A

Where the Board determines that an Award will Vest pursuant to rule 10.5, it is the intent that any such determination will be made such that the Award will Vest in accordance with s.409A provided that no individual tax treatment is guaranteed by the Company or any other Group Member.”

7	AMENDMENTS

7.1	A new rule 12.3 will be inserted as follows:

“12.3	No amendment will be made under this rule 12 if it would prevent Schedule 3 from meeting the requirements of s.409A”.